Exhibit 99.1

Blue Water Biotech Teams with BFW Advertising to Market and Advertise Commercial Product Portfolio

CINCINNATI, OH, July 6, 2023 - Blue Water Biotech, Inc. (“Blue Water” or the “Company”) (Nasdaq: BWV), a biotechnology and pharmaceutical company focused on developing and commercializing transformational therapies to address significant health challenges globally, today announced the signing of a Master Services Agreement with bfw Advertising Inc. (“bfw”) to generate marketing and advertising material for Blue Water’s commercial stage drug portfolio.

Based in Boca Raton, Florida, bfw has more than three decades of experience supporting clinical and commercial stage life science companies, generating effective and impactful brand campaigns, including digital, direct to consumer, and health care provider content. Bfw will work with Blue Water’s commercial team to increase awareness for its commercial products through patient-facing materials, website updates, social ads, targeted provider engagement, as well as materials to support Blue Water’s sales team, among other services.

“Signing this agreement and generating an action plan with bfw is a critical step in the execution of our commercial launch strategy for our products,” said Joseph Hernandez, Chairman and Chief Executive Officer of Blue Water. “By creating targeted, effective marketing materials, we can maximize patient, healthcare provider, and payor awareness to ensure long-term success for Blue Water. With their impressive history of campaigns in the life science industry, we are confident that bfw is the right firm for this endeavor, and we look forward to the official launches of these programs in the coming months.”

“With their recent acquisitions and shift into a commercial-stage as well as clinical-stage company, this is certainly an exciting time for the team at Blue Water,” said Christian Boswell, President and Creative Director at bfw. “Through decades of working in the life science industry, we understand the intricacies of marketing and advertising in this space and how challenging it can be for pharmaceutical companies to create cohesive brands. Blue Water has built a strong portfolio of products in recent months, and we are honored to utilize our institutional knowledge to support them and to help them navigate the commercial arena.”

Blue Water recently expanded its operations to become a commercial stage company with the acquisition of several FDA approved assets across multiple indications, including urology, cardiology, inner ear infections and pain management. Blue Water’s commercial team will work closely with BFW to identify key areas where targeted advertising and marketing support can enhance product uptake and utilization in each respective market.

About Blue Water Biotech

Blue Water Biotech, Inc. is a biotechnology and pharmaceutical company focused on developing and commercializing transformational therapies to address significant health challenges globally. Headquartered in Cincinnati, OH, the Company owns ENTADFI®, an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of benign prostatic hyperplasia. This combination allows men to receive treatment for their symptoms of benign prostatic hyperplasia without the negative sexual side effects typically seen in patients on finasteride alone. The Company also has a robust vaccine pipeline. Blue Water holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children’s Hospital Medical Center, St. Jude Children’s Hospital, and The University of Texas Health Science Center at San Antonio. Blue Water is developing a Streptococcus pneumoniae vaccine candidate, designed to specifically prevent highly infectious middle ear infections, known as AOM, in children, and prevention of pneumonia in the elderly. The Company is also developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus S&P nanoparticle versatile virus-like particle vaccine platform from Cincinnati Children’s to develop vaccines for multiple infectious diseases, including Marburg and monkeypox, among others. Additionally, the Company is developing a Chlamydia vaccine candidate with UT Health Science Center San Antonio to prevent infection and reduce the need for antibiotic treatment associated with contracting Chlamydia disease. For more information about Blue Water, visit www.bwbioinc.com.

About BFW Advertising

Bfw is a full-service integrated branding and communications agency with a strong grounding in healthcare and pharma, supporting both clinical and commercial stage companies. Bfw has worked across a broad range of brands and therapeutic areas, including men’s and women’s health, CNS, pediatrics, oncology, pain management, pulmonary and HIV-associated disorders, as well as leading recruiting campaigns for clinical trial participants.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements (including, without limitation, the anticipated benefits of the Company’s agreement with BFW and the Company’s sales and marketing efforts as described herein) are based on Blue Water’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to Blue Water’s ability to realize the benefits of its acquisitions of ENTADFI®, ZONTIVITY®, OTOVEL®, CETRAXAL®, CONJUPRI®, TREZIX™ and NALFON®; risks related to Blue Water’s ability to expand its business scope, commercialize ENTADFI® and integrate the assets and commercial operations being acquired from WraSer into Blue Water’s business; risks related to Blue Water’s ability to attract, hire and retain skilled personnel and establish an effective sales team; risks related to Blue Water’s ability to enter into a definitive agreement with IQVIA and optimize its collaboration with IQVIA; risks related to the development of Blue Water’s vaccine candidates; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations;; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any commercial-stage pharmaceutical product or any product candidate under clinical development, there are significant risks in the development, regulatory approval and commercialization of pharmaceutical products. Blue Water does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Blue Water’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2023 and periodic reports filed with the SEC on or after the date thereof. All of Blue Water’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Media Contact Information:

Blue Water Media Relations

Telephone: (646) 942-5591

Email: Nic.Johnson@russopartnersllc.com

Investor Contact Information:

Blue Water Investor Relations

Email: investors@bwbioinc.com